Exhibit 10.1

ServiceSource International, Inc.
634 Second Street
San Francisco, CA 94107

November 13, 2014

Altai Capital Management, L.P.
152 West 57th Street
New York, NY 10019
Attention: Rishi Bajaj

Gentlemen:

This letter (this "Agreement") constitutes the agreement between ServiceSource International, Inc., a Delaware corporation (the "Company"), on the one hand, and Altai Capital Management, L.P., a Delaware limited partnership, and Altai Capital Management, LLC, a Delaware limited liability company (together, the "Investors"), on the other hand, with respect to the matters set forth below.

1.    The Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors of the Company (the "Board") has recommended that the Board appoint, and the Board has agreed to, and will, effective as of the date of this Agreement, appoint Rishi Bajaj (including any successor or replacement appointed in accordance with this Agreement, the "New Director") as a director of the Company and a member of Class III, the class of directors whose terms expire at the Company's 2017 annual meeting of stockholders. In connection with the appointment of the New Director, the Board has resolved to expand the number of directors constituting the entire Board to nine (9) directors. The Company and the Investors agree that if the New Director is unable for any reason to serve as a director, the Investors shall be entitled to designate another individual who qualifies as "independent" under the applicable independence requirements applicable to the Company under law, stock exchange rules and the Company's corporate governance guidelines and policies to serve as a director, subject to final approval of any such replacement director by the Committee and the Board. The Investors have delivered to the Company an irrevocable resignation letter executed by Mr. Bajaj (and will deliver to the Company a similar letter executed by any successor or replacement director) pursuant to which the New Director shall resign from the Board and all applicable committees thereof if at any time the Investors' aggregate beneficial ownership of Voting Securities decreases to less than ten percent (10.0%) of the Company's then outstanding Voting Securities. Also at such time, the right of the Investors to designate a successor or replacement director to fill the vacancy caused by any such resignation of the New Director shall automatically terminate. The New Director shall waive his or her rights to receive director fees (it being understood that the New Director does not waive his or her rights to be reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or committees thereof).

2.    In connection with the Company's 2015 annual meeting of stockholders (the "2015 Annual Meeting"), the Investors will vote or cause to be voted all Voting Securities beneficially owned by them on the record date for the 2015 Annual Meeting in favor of each of the Company's nominees for director. Except as set forth in the preceding sentence, the Investors shall be entitled to vote all Voting Securities beneficially owned by them in their sole discretion.

3.    From the date of this Agreement to the Expiration Date (the "Restricted Period"), none of the Investors shall, and each Investor shall cause its respective Affiliates not to, in any way, directly or indirectly (in each case except as expressly permitted by this Agreement):

  Engage in any "solicitation" (as such term is used in the proxy rules of the Securities and Exchange Commission (the "SEC")) of proxies or consents with respect to Voting Securities or become a "participant" (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

  Initiate, propose or otherwise "solicit" stockholders of the Company for the approval of any stockholder proposal, or call or seek to call any meeting or referendum of stockholders, seek representation on the Board, seek the removal of any member of the Board, or make a request for any stockholder list or other similar Company records;

  Form, join or in any way participate in any "group" (as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with respect to securities of the Company (other than any group of affiliated entities disclosed in the Schedule 13D filings of the Investors made prior to the date of this Agreement) or deposit any Voting Securities of the Company in a voting trust or subject any Voting Securities to any voting agreement;

  Acquire or seek to acquire any securities or rights or options to acquire any securities of the Company, or any derivative securities or instruments, if such acquisition would result in the Investors and their Affiliates having beneficial ownership of, or economic exposure to, more than 20% of the Voting Securities;

  Effect or seek to effect, alone or in concert with others any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or its securities or assets (an "Extraordinary Transaction");

  Make any public proposal or public disclosure with respect to any Extraordinary Transaction, any material change in the capitalization or dividend policy of the Company, or any other material change in the Company's management, business or corporate structure;

  Request any amendment or waiver of any of the foregoing, if such request would reasonably be expected to require the Investors, their Affiliates or the Company to make a public disclosure of such request; or

  Make any proposal to the Company or the Board with respect to any of the foregoing that would reasonably be expected to require the Company to make a public disclosure of such proposal (a "Restricted Proposal").

Notwithstanding the foregoing, (i) nothing herein shall restrict the ability of the Investors to communicate privately with members of the Board, Company management or advisors to the Company with respect to any matter, so long as such communication does not constitute a Restricted Proposal and (ii) nothing herein shall restrict the conduct by the New Director of his duties as a director or require the New Director to refrain from action where he has reasonably determined, following consultation with counsel, that failure to take such action would be inconsistent with his fiduciary duties as a director.

4.    During the Restricted Period, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, officers and employees not to make, any statement or announcement that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, (b) in the case of statements or announcements by the Company: the Investors and the Investors' advisors, their respective principals, directors, officers and employees or any person who has served as a principal, director, officer or employee of the Investors and the Investors' advisors. The foregoing shall not (i) prevent the Investors from engaging in any communications permitted by paragraph 3 or (ii) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought. Notwithstanding the foregoing, but without limiting paragraph 3, nothing in this paragraph 4 shall prevent the Investors from making public or private statements regarding the Company's operations or performance or regarding any Extraordinary Transaction announced by or in respect of the Company, in each case so long as such statements do not expressly target any individual.

5.    As used in this Agreement, the term (a) "Person" shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (c) "Voting Securities" shall mean the shares of the Common Stock, par value $0.0001 per share, and any other securities of the

Company generally entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; (d) "business day" shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) "beneficially own", "beneficially owned" and "beneficial ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; and (g) "Expiration Date" means the date that is the later of (i) the conclusion of the 2015 Annual Meeting (or, if the 2015 Annual Meeting has not taken place by the thirteen-month anniversary of the 2014 annual meeting of stockholders, then the date of such thirteen-month anniversary) and (ii) the date that the New Director is no longer serving as a director of the Company.

6.    Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, they are the beneficial owners of an aggregate of 11,727,000 shares of Voting Securities; and (c) as of the date of this Agreement, neither of the Investors nor any of their Affiliates is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities.

7.    The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, the Company's Certificate of Incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument; and (d) the Board has taken all necessary action to approve, for purposes of Section 203 of the General Corporation Law of the State of Delaware, the acquisition by the Investors of beneficial ownership of not more than 20% of the Voting Securities outstanding as of the date of this Agreement.

8.    No later than the business day following the execution of this Agreement, the Company will issue a press release in the form attached as Exhibit A. None of the Company, the Investors and their Affiliates shall make any public disclosure with respect to the subject matter of this Agreement prior to the issuance of such press release.

9.    Concurrently with the execution of this Agreement, the Company and the Investors are entering into a registration rights agreement in the form attached as Exhibit B.

10.    The Company and the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

11.    This Agreement, together with the registration rights agreement referenced in paragraph 9, constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

13.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 15 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

14.    This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

15.    All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

ServiceSource International, Inc.
634 Second Street
San Francisco, CA 94107
Attn: Matthew Goldberg
email: mgoldberg@servicesource.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1301 Avenue of the Americas, 40th Floor
New York, NY 10019
Attn: Warren S. de Wied
email: wdewied@wsgr.com

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn: Tony Jeffries
Michael Coke
email: ajeffries@wsgr.com
mcoke@wsgr.com

If to the Investors:

Altai Capital Management, L.P.
Altai Capital Management, LLC
152 West 57th Street, 10th Floor
New York, NY 10019
Attn: Toby E. Symonds
email: tsymonds@altai.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Steven J. Williams
email: swilliams@paulweiss.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provided updated information for notices hereunder.

16.    Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

17.    This Agreement may be executed by the parties in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

SERVICESOURCE INTERNATIONAL, INC.

By: /s/ Ashley Fieglein
Name: Ashley Fieglein Johnson
Title: Chief Executive Officer

Accepted and agreed to as of the date first written above:

ALTAI CAPITAL MANAGEMENT, L.P.

By: /s/ Toby E. Symonds
Name: Toby E. Symonds
Title: Authorized Signatory

ALTAI CAPITAL MANAGEMENT, LLC

By: /s/ Toby E. Symonds
Name:Toby E. Symonds
Title:Authorized Signatory

[Signature Page to ServiceSource Letter Agreement]